UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported: February 19, 2016

LEUCADIA NATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-5721	13-2615557
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Madison Avenue, New York, New York		10022
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 212-460-1900

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Compensatory Arrangements of Certain Officers.

The Compensation Committee of the Leucadia Board of Directors today approved an executive-compensation plan (the Plan) for Rich Handler, our CEO, and Brian Friedman, our President (together, our Executives), for compensation year 2016 that will be based upon performance metrics achieved over a three-year period from 2016 through 2018. Based on the changes to our business in recent years and as a result of feedback we received from our shareholders, including our most recent round of engagement that focused almost exclusively on our compensation program, the Compensation Committee adopted the Plan to further align our executive compensation with the interests of our long-term shareholders. As has historically been the case, including in 2015 when the Company’s performance resulted in approximately a 36% reduction in overall compensation to our Executives, with the exception of base salaries, the 2016 executive-compensation plan is 100% performance based.

The Compensation Committee determined to eliminate cash incentive bonuses for 2016 and that 100% of each of our CEO and President’s 2016 compensation beyond their base salaries will be composed entirely of performance-based restricted stock units (RSUs) that will vest at the end of 2018. To further align executive compensation with shareholder interests, any vested RSUs will be subject to a post-vesting, three-year holding period such that no vested RSUs can be sold or transferred until January 2022.

The Compensation Committee selected the Plan’s performance criteria and vesting thresholds after taking into account, among other things, Leucadia’s performance, the long-term nature of the Company’s strategy, our shareholders’ feedback, Leucadia’s peers, the annual cash incentive and long-term equity grants that had historically been awarded to our Executives at Leucadia and Jefferies, the multiple roles fulfilled by our Executives, and that our Executives do not have and have never had employment or severance agreements.

•	Performance Metrics: The equity incentive under the Plan will be based equally on the growth rates of Leucadia’s total shareholder return (TSR), which will be measured from the December 31, 2015 stock price of $17.39, and Leucadia’s Return on Tangible Deployable Equity (ROTDE), the annual and three-year results of which will be used to determine vesting. TSR is the annualized rate of return reflecting price appreciation plus reinvestment of dividends and distributions to shareholders and the compounding effect of dividends paid and distributions on reinvested dividends and distributions over each measurement period. ROTDE is net income adjusted for amortization of intangible assets divided by tangible book value at the beginning of the year adjusted for intangible assets (primarily the goodwill resulting from our 2013 combination with Jefferies Group LLC) and deferred tax assets. ROTDE, an adjusted return-on-equity measurement, was chosen to appropriately measure our Executives’ performance against the actual tangible equity that is or can be allocated and invested, and from which earnings can be generated.

•

Performance Targets and Thresholds: If Leucadia’s TSR and ROTDE annual growth rates are less than 4%, our Executives will not receive any 2016 incentive compensation. If Leucadia’s TSR and ROTDE both grow by between 4% and 8% on a compounded basis over the three-year measurement period, each of our Executives will be eligible to receive 2016 incentive compensation of between $12.5 million and $25 million in RSUs. This incentive compensation level is intended to place our Executives in the median range among Leucadia’s peers (at approximately the 50th percentile level). Three-year annual growth rates of 8% in ROTDE would increase tangible equity by approximately $1.6 billion; and three-year annual growth rates of 8% in TSR would result in aggregate share-price appreciation of approximately $1.6 billion. If

TSR and ROTDE growth rates are greater than 8%, our Executives are eligible to receive up to an additional 50% in incentive compensation on a pro rata basis up to 12% growth rates. No additional incentive compensation will be awarded for TSR or ROTDE growth rates exceeding 12%.

•	Weighting: When determining whether RSUs will vest, the calculation will be weighted equally between TSR and ROTDE. For example, if TSR growth was below minimum thresholds, but ROTDE growth was above minimum thresholds, our Executives would still be eligible to receive some number of vested RSUs based on ROTDE growth.

•	Performance Vesting Mechanism: Although no RSUs will vest until the end of 2018, portions of the overall awards may be banked for each executive each year based upon that year’s TSR and ROTDE growth (for example, if growth rates in both TSR and ROTDE equaled 8% in 2016, our Executives would be eligible to bank one-third of their targeted incentive compensation, but those RSUs would not vest until the end of 2018). Any RSUs that have not been banked during each annual measuring period over 2016, 2017 and 2018 will remain available to vest if three-year growth rates meet or exceed thresholds. The total potential vested RSUs will equal the greater of (a) the sum of all banked RSUs for each of 2016, 2017, and 2018 and (b) potential vested RSUs based upon the three-year growth rates.

•	Holding Period Mandates No Sales or Transfers for Six Years until 2022: RSUs will not be eligible to vest until the end of 2018 and will be subject to forfeiture if the executive resigns or is terminated for cause. Our Executives cannot sell or otherwise transfer vested RSUs until January 1, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEUCADIA NATIONAL CORPORATION

Date: February 19, 2016	/s/ Roland T. Kelly
Roland T. Kelly
Assistant Secretary and
Associate General Counsel